Exhibit 10.1

2021 – 2023
Executive Performance Plan
Terms and Conditions

1.Awards: The Performance Share Units will be earned on the Vesting Date (as defined below) as determined by the Board of Directors of Kellogg Company (the “Board”), with any unearned Performance Share Units being forfeited without notice on the Vesting Date. The performance measures are Organic Net Sales Growth and Aggregate Operating Cash Flow over a three-year period as described in the 2021-2023 Executive Performance Plan Overview (the “Overview”).
This Executive Performance Plan (“EPP”) award will be void and will have no force and effect if the participant is terminated, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant. Notwithstanding the preceding sentence, an employee who initially becomes eligible for this 2021-2023 Executive Performance Plan after the grant date and during the first year of the Performance Period may receive a prorated EPP award for the Performance Period upon vesting. In such cases the factor for proration will be the same as the factor used for proration for a participant for whom death, Disability or Retirement occurs during the Performance Period.
2.Grant Date: February 19, 2021
3.Performance Period: The Company’s 2021-2023 fiscal years.
4.Vesting: Performance Share Units are earned and vest on the Board meeting that occurs closest to the third anniversary of the grant date, which Board meeting shall occur in the same calendar year as the third anniversary of the grant date, provided the recipient remains continuously employed from the grant through such date (the “Vesting Date”), except as otherwise provided herein.
Upon the death, Disability or Retirement of a participant prior to the Vesting Date, Performance Share Units will continue to vest and the participant will be eligible for a prorated award upon vesting. In such cases, the factor for proration will be calculated by dividing the total number of days in the Performance Period by the number of days the participant was actively employed (including weekends, holidays and vacation during the period of active employment) during the Performance Period. For example, if a participant is actively employed during the entire year of the first fiscal year of the Performance Period, but retires on the first day of the second fiscal year of the Performance Period, the pro-ration factor will be 33% calculated by dividing days actively employed (365) by the total number of days in the Performance Period (1,092). Participants will forfeit, without further notice and effective as of their date of termination any unvested Performance Share Units if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.
Retirement under the Plan is the same as the participant’s defined benefit pension-based eligibility criteria for those that receive a defined benefit pension from Kellogg Company or any of its subsidiaries (the “Company”). If the participant does not have a defined benefit pension from the Company, Retirement means the participant terminates employment with the Company on or after the participant has attained age 55 with at least five years of service with the Company and the participant’s combined age and years of service equal at least 65. For example, a participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.
5.Non-Solicitation: As a condition for receipt of this EPP award, and in consideration of the compensation and benefits provided pursuant to this EPP award, the sufficiency of which is hereby acknowledged, acceptance of this EPP award is agreement by the participant that during the participant’s active employment and thereafter for a period of two years, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company; or directly or indirectly, divert or take away, or attempt to divert or take away, any customers, business or suppliers of the Company upon whom the participant called, serviced, or solicited, or with whom the participant became acquainted as a result of the participant’s employment with the Company.
6.Non-Disparagement of the Company: As a condition for receipt of this EPP award, and in consideration of the compensation and benefits provided pursuant to this EPP award, the sufficiency of which is hereby acknowledged, acceptance of this EPP award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.
7.Preservation of Company Confidential Information: As a condition for receipt of this EPP award, and in consideration of the compensation and benefits provided pursuant to this EPP award, the sufficiency of which is hereby acknowledged, acceptance of this EPP award is agreement by the participant that the participant will not (without first obtaining the prior written consent in each instance from the Company) during the term of the participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.
8.Change of Control: Notwithstanding the above, in the event of a Change of Control, all Performance Shares will fully vest immediately as of the Change of Control and will be considered fully earned and will be payable at target as promptly as practicable following the Change of Control if the awards have not been assumed or replaced by a Substitute Award, as defined below. The Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”) may adjust the Performance Share Units earned to the extent the Organic Net Sales Growth and Aggregate Operating Cash Flow at that date exceeds the target specified in the Overview, but in no case will the Performance Share Units earned be less than the target.
An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by a successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the outstanding Performance Share Units at the time of the Change of Control and provide vesting, payout terms, performance goals and performance period, as applicable, that are at least as favorable to participants as vesting, payout terms, performance goals and performance period applicable to the Performance Share Units (including the terms and conditions that would apply in the event of a subsequent Change of Control).
If and to the extent that Performance Share Units are assumed by the successor corporation (or affiliate, person or other entity thereto) or are replaced with Substitute Awards, then all such Substitute Awards shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.
If the Performance Share Units are assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated (i) by the Company or successor, as the case may be, for any reason other than cause; or (ii) you are eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two-year period commencing on the date of the Change of Control, then all Substitute Awards for you will fully vest immediately as of the date of your termination and will be considered fully earned and will be payable at target promptly as practicable following the termination of employment.
9.Settlement: As soon as administratively possible after the Vesting Date, or the Change in Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change in Control, the number of net shares of the Kellogg Company common stock earned will be deposited into a Merrill Lynch account. After the shares of Kellogg Company common stock are deposited following the Vesting Date, Participants can contact Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside the U.S., Canada or Puerto Rico) for customer service.

10.Dividends: If cash dividends are declared and paid on Kellogg Company common stock prior to the date the Performance Share Unit award is vested, an amount equal to the cash dividends payable on the Kellogg Company common stock represented by the Performance Share Unit award will be converted as of the dividend payment date to the equivalent number of whole shares of Kellogg Company common stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit ("Dividend Equivalent Units"). Cash dividends declared and paid on the Kellogg Company common stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Kellogg Company common stock in the same manner as dividends with respect to Performance Share awards. Upon the vesting of the Performance Share Units, the amount of Dividend Equivalent Units that vest will be adjusted in the same manner as the corresponding Performance Share Units and be paid in shares of Kellogg Company common stock (rounded up to the nearest whole number of shares). If the Performance Share Units are prorated as the result of the participant’s death, Disability or Retirement, the Dividend Equivalent Units will vest in the same proportion that the corresponding Performance Share Units vest. Dividend Equivalent Units attributable to forfeited Performance Share Units shall also be forfeited.
11.Voting: Performance Share Units are not entitled to any voting rights until after they are vested and shares of Kellogg Company common stock are deposited in a Merrill Lynch account for the Participant (net of taxes). As soon as administratively possible after that occurs, the participant will be entitled to voting rights on such shares of Kellogg Company common stock.
12.Taxes: Prior to the delivery of any shares of Kellogg Company common stock in settlement of Performance Share Units, the Company shall have the power and right to deduct or withhold or require the participant to remit to the Company an amount sufficient to satisfy any federal, state, local, or foreign taxes of any kind which the Company in its sole discretion deems necessary to be withheld or remitted to comply with any applicable law, rule, or regulation. Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the participant the net shares of Kellogg Company common stock) having a Fair Market Value equal to the amount sufficient to satisfy the Company’s statutory withholding obligations. The participant is responsible for paying the participant’s taxes that result from the granting or vesting of the Performance Share Units. Taxes include, but are not limited to, Federal or national taxes, social insurance or FICA taxes, state and local taxes, and any other tax, if applicable.
13.Communication: Target awards will be communicated to participants during the salary planning communication in late February or early March 2021. Participants will receive confirmation of the actual number of Performance Share Units earned during the first quarter of the 2024 calendar year.
14.Registration: Upon the depositing of the shares of the Company’s common stock in the Merrill Lynch account, the shares of the Company’s common stock will be registered in the participant’s name. Participants can change the registration of the shares by calling Merrill Lynch.
15.Disposition at Vesting: After the shares of Kellogg Company common stock are deposited in the Merrill Lynch account in the participant’s name, the participant can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.
16.Benefits: Income from the Performance Share Units will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits.
17.Insiders: After the Performance Share Units vest and the net shares of Kellogg Company common stock are deposited in the participant’s Merrill Lynch account, any participant who is an insider cannot dispose of the shares of common stock without prior approval of the Legal & Compliance Department.
18.Recoupment: If at any time (including after the Vesting Date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the 2017 Long-Term Incentive Plan (the “Plan”) (an “Authorized Officer”):
(a)     reasonably believes that a participant has engaged in “Detrimental Conduct” (as defined below), then the Committee or an Authorized Officer may suspend the participant’s right to participate in the Executive Performance Plan pending a determination of whether the participant has engaged in Detrimental Conduct;
(b)     determines that a participant has engaged in “Detrimental Conduct” (as defined below), then the grant of Performance Share Units under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this document or the Plan; and/or
(c)     determines the participant has engaged in “Detrimental Conduct” (as defined below), then the participant may be required to repay to the Company, in cash and upon demand, any payment of Performance Share Units under the EPP made during and after the year in which the Detrimental Conduct occurred.
The return of EPP payment under paragraph (c) is in addition to and separate from any other relief available to the Company due to the participant’s Detrimental Conduct.
“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (ii) breaching the participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.
For a participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the participant has engaged in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If a participant voluntarily leaves employment of the Company within one year of the Vesting Date to work for a direct competitor of the Company, then the value of the Performance Share Units on the Vesting Date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net Performance Share Unit Proceeds”), shall be immediately due and payable in cash by the participant, without notice, to the Company. For purposes of this award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of the Products in the Geographic Area, including, without limitation, General Mills, Nestle, ConAgra, Post, Mondelez, Malt-0-Meal, Quaker, Diamond Foods, Campbell’s, PepsiCo, Hershey, Utz, Snyder’s-Lance, Cereal Partners Worldwide, Intersnack, Ulker; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal products, hot cereal products, breakfast, protein or meal replacement beverages, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, protein bars, crispy marshmallow treats, frozen waffles, frozen pancakes, crackers, salty snacks including by not limited to potato and tortilla chips, any other grain-based convenience foods, noodles, meat substitutes, and plant-based products, or any other product which the Company manufactures, distributes, sells or markets at the time the participant’s active employment with the Company ends, and (iii) “Geographic Area” means any territory, region or country where the Company sells any Products at any time ending on the one year period following the Vesting Date.
If at any time the Company determines that a participant has breached the non-solicitation, non-disparagement, confidentiality or non-compete provisions of this EPP award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net Performance Share Unit Proceeds paid to the participant pursuant to this EPP award. By accepting this EPP award, the participant also agrees and acknowledges that if the participant breaches the non-solicitation, non-disparagement, confidentiality, or non-compete provisions of this EPP award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-solicitation, non-disparagement, confidentiality or non-compete provisions of this EPP award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this EPP award has not vested on the date the Company determines the participant breached the non-solicitation, confidentiality, or non-disparagement provisions of this EPP award, this EPP award shall be forfeited by the participant and cancelled by the Company.
The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
19.Offsets: Any amounts the Company owes the participant from time to time (including amounts owed to the participant as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to the participant by the Company) may be offset, to the extent of the amounts the participant owes the Company, provided that amounts owed to the participant which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the participant agrees to pay immediately the unpaid balance to the Company. The participant may be released from obligations under this section only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.
20.Recordkeeping and Authorization: By entering into and accepting receipt of this EPP award, the participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of EPP awards and the administration of the Plan; (ii) waives any data privacy rights you may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.
21.Other Plan Provisions: The 2021-2023 EPP was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the EPP or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.
22.Administration: The Plan and this EPP award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or the Board, arising out of or in connection with the

Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or the Board, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee or the Board may amend this EPP award to the extent provided in the Plan or this EPP award.
The Plan is hereby incorporated by reference. Capitalized terms not defined herein shall have the meaning given such term in the Plan. In the event of any conflict between the Plan and this EPP award, the provisions of the Plan shall control and this EPP award shall be deemed modified accordingly.
23.Severability: The provisions of this EPP award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
These terms and conditions are subject to the provisions of the Kellogg Company 2017 Long Term Incentive Plan document and any additional terms and conditions as determined by the Committee.
Date: February 2021